Exhibit 5.1

[ON LETTERHEAD]

December 8, 2010

Board of Directors
Circle Bancorp
1400A Grant Avenue
Novato, California 94945

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Circle Bancorp, a California corporation (the “Company”), in connection with the registered public offering by the Company of up to 3,160,000 shares of the Company’s no par value common stock (the “Shares”) at a subscription price of $9.50 per share in order to raise between $20.0 million and $30.0 million (the “Offering”).  The Company has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to effect the registration under the Securities Act of 1933, as amended (the “Act”), of the Shares to be offered and sold in the Offering.  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to potential investors in the Offering.

            We have reviewed the Registration Statement and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares.  We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion.  In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

            Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein.  In rendering the opinion set forth below, we do not express any opinion concerning law other than the corporate law of the State of California.

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, the Registration Statement, as finally amended, will have become effective under the Act.

Board of Directors of Circle Bancorp
December 8, 2010

            Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related documents, nor is it to be filed with or furnished to any government agency or other person, without the prior written consent of this firm in each instance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
HORGAN, ROSEN, BECKHAM & COREN, L.L.P.